Exhibit 99-B.4.17

ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract and the Certificate are endorsed as outlined below.

Delete the section entitled Sum Payable at Death (Before Annuity Payments Start), and replace with the following.

(I)	The Company will pay any portion of the Individual Account(s) Current Value to the beneficiary when:

(a) The Participant dies before Annuity payments start; and
(b) The certified copy of the death certificate and a completed and signed election form is submitted to our Service Center.

(II)	A guaranteed death benefit is available if the beneficiary requests a lump-sum payment, an Annuity option or a beneficiary continuation option within six months of the Participant's death.

For each Individual Account, the death benefit is guaranteed to be the greater of:

(a)	The sum of payments (minus any applicable premium tax and outstanding loan amount) made to your account, adjusted dollar for dollar for amounts withdrawn or applied to an income phase payment option from your account; or
(b) The Current Value of the Individual Account, plus aggregate positive MVA, as applicable, on the date the notice of death and the request for payment are received in good order at our Service Center.

(III)	If the amount of the death benefit in (II)(a) is greater than the Current Value in (II)(b), the Company will deposit to the Contract the amount by which the death benefit exceeds the Current Value. The amount paid to the beneficiary will equal the Current Value on the date the payment request is processed. The amount paid to the beneficiary may be more or less than the amount of the death benefit determined in (II)(a) when the notice of death was received.

If the beneficiary requests payment of the death benefit in a form other than a lump sum, Annuity payments or election of a beneficiary continuation option, and/or more than six months following the date of the
Participant's death, the amount of the death benefit is equal to the Individual Account Current Value on the date the Company receives notice of death and a request for payment in good order at our Service Center.
Amounts in the GA Account will be payable as described in the section entitled Market Value Adjustment
(MVA).

If the Participant dies before distributions begin in accordance with the provisions of Code Section 401(a)(9), the entire value of the Individual Account must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of the Participant's death. Alternatively, if the Participant has a designated beneficiary, payments may be made over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary provided distribution to a non-spouse beneficiary begins by December 31 of the calendar year following the calendar year of the Participant's death. If the beneficiary is the Participant's spouse, the distribution is not required to begin earlier than December 31 of the calendar year in which the
Participant would have attained age 70 1/2, or such later date as may be allowed under Federal law or regulations.

If the Participant dies after distributions begin in accordance with the provisions of Code Section 401(a)(9), payments to the beneficiary must be made at least as rapidly as the method of distribution in effect at the time of the Participant's death or such other method of distribution as may be allowed under Federal law or regulations.

If no beneficiary exists, the payment will be made to the Participant's estate.

The effective date of this endorsement is the later of the Effective Date of the Contract or Certificate or the date the endorsement is attached to the Contract or Certificate.

/s/ Richard T. Mason

President
ING Life Insurance and Annuity Company
E-SUNYDB-09